Exhibit 10.2

ROBLOX CORPORATION
OUTSIDE DIRECTOR COMPENSATION POLICY
(Originally adopted and approved on December 2, 2020, and became effective as of the effective date of the Company’s first registration statement filed with respect to the Company’s securities; amended May 11, 2022 and most recently amended March 16, 2023 )
Roblox Corporation (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
1.Cash Compensation
Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $90,000. There are no per-meeting attendance fees for attending Board meetings.
Lead Director / Committee Membership Annual Cash Retainer
Each Outside Director who serves as Lead Director, chair, or member of a committee of the Board will be paid additional annual fees as follows:

Lead Director:	$40,000
Chair of Audit Committee:	$25,000
Member of Audit Committee (other than the Chair of the Audit Committee):	$15,000
Chair of Nominating and Corporate Governance Committee:	$15,000
Member of Nominating and Corporate Governance Committee (other than the Chair of the Nominating and Corporate Governance Committee):	$10,000
Chair of Compensation Committee:	$20,000
Member of Compensation Committee (other than the Chair of the Compensation Committee):	$10,000
Each annual cash retainer and additional annual fee will be paid quarterly in arrears on a prorated basis.

The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board determines to make any such change or revision.
2.Equity Compensation
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
a.No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
b.Initial Award. Subject to Section 7 of this Policy, each individual who first becomes an Outside Director will be granted (i) an award of restricted stock units covering a number of Shares having an approximate value equal to $180,000, and (ii) an award of restricted stock units covering a number of Shares having an approximate value equal to the product of (A) $270,000, multiplied by (B) a fraction with a numerator equal to the number of calendar days between (and including) the date the individual first becomes an Outside Director and the date of the next Annual Meeting (as defined below), and a denominator equal to the number of calendar days between (and including) the date of the prior Annual Meeting and the date of the next Annual Meeting (together, an “Initial Award”). The number of Shares subject to the Initial Award shall be determined using the formula set forth in Section 2.d. below. The Initial Award will be made on the first Trading Day on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy (such grant date, the “Initial Award Grant Date”). If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle such Outside Director to an Initial Award.
Subject to Section 3 of this Policy, each Initial Award will vest as to one-third of the restricted stock units (“RSUs”) subject to the Initial Award on the first Quarterly Vesting Date (as defined below) that is on or after the one (1)-year anniversary of the Initial Award Grant Date (the “First Vesting Date”) and as to one-third of the RSUs on each annual anniversary of the First Vesting Date thereafter, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
For purposes of this Policy, “Quarterly Vesting Date” will mean each of February 20, May 20, August 20 and November 20.
c.Annual Award. Subject to Section 7 of this Policy, on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting” and such grant date, the “Annual Award Grant Date”), each Outside Director will be automatically granted an award of RSUs (an “Annual Award”) covering a number of Shares having an approximate value of $270,000, rounded down to the nearest whole Share. The number of Shares subject to the Annual Award shall be determined using the formula set forth in Section 2.d. below.
Subject to Section 3 of this Policy, each Annual Award will vest as to 25% of the RSUs subject to the Annual Award on each of the first three Quarterly Vesting Dates that are on or after the Annual Award Grant Date and as to the remaining 25% of the RSUs subject to the Annual Award on the earlier of (i) the day prior to the date of the Annual Meeting next following the Annual Award Grant Date, or (ii) the one (1)-year anniversary of the Annual Award Grant Date, in each case, subject to the Outside Director continuing to be a Service Provider through the vesting date.
d.Determination of Number of Shares. For purposes of this Policy, the number of Shares granted as an Initial Award or Annual Award, as applicable will be determined by dividing the value of the Initial Award or Annual Award, as applicable by the average Fair Market Value of one Share for the twenty (20) consecutive Trading Days ending on the last Trading Day of the month prior to the month that includes the grant date of the Award, rounded down to the nearest whole Share.
e.Deferral of Proceeds. The Administrator may, in its discretion, provide an Outside Director with the opportunity to defer the delivery of the proceeds of any vested Initial Award or Annual Award and/or any cash compensation payable pursuant to Section 1 (“Cash Compensation”) that would otherwise be paid or delivered to the Outside Director hereunder. Any such deferral election shall be subject to such rules, conditions and procedures as shall be determined by the Administrator or its respective authorized designee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”), unless otherwise specifically determined by the Administrator. If an Outside Director elects to defer the proceeds of any vested Initial Award or Annual Award or any Cash Compensation in accordance with this Section, payment of the deferred Cash Compensation and/or deferred vested Initial Award or Annual Award shall be made in accordance with the terms of the applicable deferred compensation plan, the deferral election and, with respect to the Initial Award or Annual Award, the Award Agreement evidencing such Award.

3.Change in Control
In the event of a Change in Control, each Outside Director’s outstanding Company equity awards will be treated in accordance with the terms of the Plan.
4.Travel Expenses
Each Outside Director’s reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company.
5.Additional Provisions
    All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
6.Adjustments
    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

7.Limitations
No Outside Director may be issued, in any Fiscal Year, cash payments (including the fees under Section 1 above) and Awards with a combined value of such cash and Awards greater than $750,000. Any Awards or other compensation granted to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of the limitations under this Section 7.
8.Section 409A
Except as otherwise permitted by the Administrator in its sole discretion, in no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.
9.Revisions
The Board or any Committee designated by the Board may amend, alter, suspend, or terminate this Policy at any time and for any reason. No amendment, alteration, suspension, or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

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